Exhibit 99.1

FOR IMMEDIATE RELEASE

May 5, 2016

TEGNA Board Elects Jennifer Dulski as New Director

McLEAN, VA – Jennifer Dulski, president of Change.org, has been elected to the Board of Directors of TEGNA Inc. (NYSE: TGNA), effective immediately, the company announced today.

“Jennifer is a highly accomplished executive with experience driving innovation across digital brands and platforms,” said Marge Magner, TEGNA chairman. “Her understanding of the evolving digital landscape will offer a unique perspective to our board, helping ensure TEGNA is well positioned for continued success.”

“Jennifer’s election to our board reaffirms our commitment to innovation and growth,” said Gracia Martore, president and CEO, TEGNA. “Throughout every stage of her career, Jennifer has achieved great success by working tirelessly to make change happen and get things done. I welcome her to the board and am excited to work with her to continue to grow our company.”

Dulski has more than 15 years of experience in successful startups and big-brand internet companies.

In 2013, she joined Change.org, the world’s largest platform for social change, empowering people everywhere to start, join and win campaigns on issues they care about. The company has more than tripled in size under her leadership, to nearly 150 million users worldwide. Prior to joining Change.org, she spent two years leading a global product at Google. In 2007, she became co-founder and CEO of The Dealmap, a leading source for people to find and share the best local deals. The company was acquired by Google in 2011. Dulski also spent 9 years at Yahoo!, ultimately serving as group vice president and general manager of local and commerce.

With Dulski’s election, TEGNA has 11 directors.

About TEGNA

TEGNA Inc. (NYSE: TGNA) is comprised of a dynamic portfolio of media and digital businesses that provide content that matters and brands that deliver. TEGNA reaches more than 90 million Americans and delivers highly relevant, useful and smart content, when and how people need it, to make the best decisions possible. TEGNA Media includes 46 television stations and is the largest independent station group of major network affiliates in the top 25 markets, reaching approximately one-third of all television households nationwide. TEGNA Digital is comprised of Cars.com, the leading online destination for automotive consumers, CareerBuilder, a global leader in human capital solutions, and other powerful brands such as G/O Digital and Cofactor. For more information, visit www.TEGNA.com.

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For media inquiries, contact:

Steve Kidera

Manager, Corporate Communications

703-854-6077

skidera@TEGNA.com

For investor inquiries, contact:

Jeffrey Heinz

Vice President, Investor Relations

703-854-6917

jheinz@TEGNA.com